EXHIBIT 4.1
AMENDMENT NO. 1 TO

WARRANT AGREEMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), dated as of May 25, 2010, by and among GEROVA Financial Group, Ltd. (formerly, Asia Special Situation Acquisition Corp.), a Cayman Islands exempted company, with offices at Cumberland House, 5th Floor, 1 Victoria Street, Hamilton, HM 11, Bermuda (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 1004 (“Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent entered into the Warrant Agreement, dated as of January 16, 2008 (the “Agreement”), to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants, and the parties intend to amend certain provisions of the Agreement;

WHEREAS, pursuant to Section 9.8 of the Agreement, the Agreement may be amended with the written consent of Maxim and the Registered Holders of a majority of the then outstanding Warrants; provided, that the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with the provisions of Sections 3.1 and 3.2 of the Agreement, respectively, without the written consent of Maxim and the Registered Holders of a majority of the then outstanding Warrants; and

WHEREAS, the Company proposes to lower the Warrant Price, extend the duration of the Exercise Period, and in conjunction therewith, effect a 2:1 split of the Warrants so that each holder of the Warrants shall receive an additional Warrant for each Warrant such holder currently so holds; and

WHEREAS, except as set forth in this Amendment, all of the terms and conditions set forth in the Agreement shall remain in full force and effect.
NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           Definitions.  All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

2.           The Warrants.   The Company hereby declares a 2:1 split of the 17,700,000 Warrants covered by the Agreement and agrees to exchange the 17,700,000 original Warrants for 35,400,000 new Warrants.  Accordingly, the Agreement is hereby amended so that the 11,500,000 originally issued Public Warrants shall now be exchanged for and represent 23,000,000 Public Warrants, the 475,000 originally issued Underwriter’s Warrants shall now represent 950,000 Underwriter’s Warrants, and the 5,725,000 originally issued Private Warrants shall now represent 11,450,000 Private Warrants.  For the avoidance of doubt, the 23,000,000 Public Warrants shall be exercisable for an aggregate of 23,000,000 Ordinary Shares, the 950,000 Underwriter’s Warrants shall be exercisable for an aggregate of 950,000 Ordinary Shares, and the 11,450,000 Private Warrants shall be exercisable for an aggregate of 11,450,000 Ordinary Shares, in each case at the Warrant Price per whole share.  The Warrants, as amended hereby, may be exercised by the holders, in whole or in part at any time or from time to time, during the Exercise Period.  The Company shall deliver to each warrant holder of record on the effective and record date established for the exchange a new Warrant entitling the holder to purchase the same number of Ordinary Shares as contained in the original Warrant.  Warrant holders shall not be required to tender their original Warrants as a condition to receiving the additional new Warrant.

3.           Warrant Price.  Section 3.1 of the Agreement shall be amended and restated in its entirety as follows:

“3.1       Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $7.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term "Warrant Price" as used in this Agreement refers to the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined within Section 3 of the Warrant Agreement) for a period of not less than ten business days; provided that any such reduction shall be identical among all of the Warrants.”

4.           Duration of Warrants.

(a)           Section 3.2.1 of the Agreement is amended as follows:

“January 16, 2012” shall be deleted wherever it appears and replaced with “January 16, 2014”.

(b)           Section 3.2.2 of the Agreement is amended as follows:

“January 16, 2013” shall be deleted wherever it appears and replaced with “January 16, 2014”.

5.           Form of Warrant.  The form of Warrant need not be changed because of this Amendment.  However, the Company may exercise its rights under the second sentence of Section 4.7 of the Agreement.

6.           Remaining Provisions.  Except as set forth in this Amendment, all other provisions of the Agreement shall remain in full force and effect, and are incorporated herein by this reference as though more fully set forth herein at length.

7.           Miscellaneous.  The provisions contained in Section 9 of the Agreement shall be incorporated herein by reference and shall fully apply to this Amendment as if such provisions were set forth in this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Warrant Agreement to be duly executed as of the date first above written.

GEROVA FINANCIAL GROUP, LTD.

By:	/s/ Gary T. Hirst

Name: Gary T. Hirst
Title: President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Alexandra Albrecht

Name: Alexandra Albrecht
Title: Vice President

REGISTERED HOLDER OF WARRANTS
SIGNATURE PAGE
AMENDMENT NO. 1 TO

WARRANT AGREEMENT

Instructions

Individual	Sign Below

Co-Owners	Each Co-Owner must sign below

Corporation/Partnership/Trust Other Entity	Sign below and indicate capacity (e.g. Managing Director, President, Managing Partner)

Name(s) of Entity/Individual	Name(s) must be identical to name(s) set forth on the Warrant Certificate

Name of Entity/Individual

Signature:

Print Name:

Title/Capacity/ Co- Ownership:

Number of Warrants Owned: